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EXHIBIT 21.1

Subsidiaries of Carrollton Bancorp	State of Incorporation	Owned by	Percentage Ownership

Carrollton Bank	Maryland	Carrollton Bancorp	100%
Carrollton Financial Services Inc.	Maryland	Carrollton Bank	100%
Carrollton Community Development Corp.	Maryland	Carrollton Bank	96.4%
Carrollton Mortgage Services, Inc.	Maryland	Carrollton Bank	100%

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EXHIBIT 21.1